Exhibit 21
ROCKWELL AUTOMATION, INC.
LIST OF SUBSIDIARIES OF THE COMPANY
AS OF SEPTEMBER 30, 2025

		Percentage of Voting Securities Owned By
Name	Jurisdiction	Registrant	Subsidiary
Asem, S.r.l	Italy		100%
CUBIC-Modulsystem A/S	Denmark	100%
Rockwell Automation (China) Company Limited	China		100%
Rockwell Automation Asia Pacific Business Center PTE. Ltd.	Singapore		100%
Rockwell Automation Australia Ltd.	Australia		100%
Rockwell Automation B.V.	Netherlands		100%
Rockwell Automation Canada Ltd.	Canada		100%
Rockwell Automation Control Solutions (Harbin) Co., Ltd.	China		100%
Rockwell Automation de Mexico S.A. de C.V.	Mexico		100%
Rockwell Automation do Brasil Ltda.	Brazil	100%
Rockwell Automation G.m.b.H.	Germany		100%
Rockwell Automation Holdings B.V.	Netherlands		100%
Rockwell Automation India Private Limited	India	1%	99%
Rockwell Automation International Holdings LLC	Delaware	100%
Rockwell Automation Limited	United Kingdom		100%
Rockwell Automation Monterrey Manufacturing S de RL de CV	Mexico		100%
Rockwell Automation N.V.	Belgium		100%
Rockwell Automation S.r.l.	Italy		100%
Rockwell Automation Sales Company, LLC	Delaware	100%
Rockwell Automation SAS	France		100%
Rockwell Automation Southeast Asia Pte. Ltd.	Singapore		100%
Rockwell Automation Spolka Z Organiczona Odpowiedzialnoscia	Poland		100%
Rockwell Automation Switzerland G.m.b.H	Switzerland		100%
Rockwell Automation Technologies, Inc.	Ohio	100%
Rockwell Automation US Holdings LLC	Delaware	58%	42%
Sensia LLC	Delaware		53%
Sensia Energy SA de CV	Mexico		53%
Sensia Netherlands B.V.	Netherlands		53%
Listed above are certain subsidiaries included in our consolidated financial statements. Unlisted subsidiaries, considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary.